Exhibit (a)(1)(C)

Employee Details:

FUEL TECH, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
NOTICE OF CHANGE OF ELECTION

Instructions:

•	Note: You should use this form only if you previously filed an Election Form and Release Agreement (“Election Form”) with Fuel Tech and you want to change the election you previously made as to one or more of your Eligible Options (as defined in the Election Form). If you complete and sign this form and Fuel Tech receives your completed, signed form prior to the deadline indicated below, any election you make on Section A of this form to accept or reject the Offer as to a particular Eligible Option will supersede any prior election (whether on your Election Form or any prior Notice of Change of Election) you made as to that Eligible Option.

•	Before making any election to accept or reject the Offer, or changing any election you previously made with respect to the Offer, you should read the Offer Circular dated June 1, 2011 (the “Offer Circular”) that was previously provided to you. You may obtain an additional copy of the Offer Circular by contacting Bill Cahill at the email address, mailing address or telephone number given below. The Offer Circular contains important information about the terms and risks of the Offer, and explains many of the terms used in this form.

•	If you want to use this form to change an election to accept or reject the Offer that you previously filed, please complete this form and return it to Fuel Tech. You may return the form by mail, courier, hand delivery (during normal business hours), fax or e-mail (in portable document form (PDF) only) to the following address:

Bill Cahill
Equity Administration Department
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555
tel: 630-845-4443
fax: 630-845-4502
e-mail: bcahill@ftek.com

•	If you want to return your Notice of Change of Election by e-mail, you must submit a PDF of your completed, signed and dated election form prior to the deadline. We cannot accept election forms by e-mail in any other form, and we cannot accept election forms by any means of delivery other than those means identified above. You must pay all mailing or courier costs to deliver this form to Fuel Tech. The method by which you deliver the signed election form to Fuel Tech is at your option and risk, and delivery will be effective only when the form is actually received by Fuel Tech. In all cases, you should allow sufficient time to ensure timely delivery.

•	Fuel Tech is not obligated to give you notice of any defects or irregularities in your elections on this form, nor will anyone incur any liability for failure to give any such notice. Fuel Tech will determine, in its discretion, all questions as to the form and validity, including time of receipt, of elections. Fuel Tech’s determination of these matters will be final and binding.

•	If you need additional information, please read the Offer Circular or contact Bill Cahill at the address given above or by e-mail at bcahill@ftek.com or telephone at 630-845-4443. Please be sure to allow at least five business days for Bill Cahill to respond to your request.

•	DEADLINE: For your Notice of Change of Election to be valid, we must receive this election form at our offices no later than 5:00 p.m., Central Time, on Wednesday, June 29, 2011, unless we extend the deadline for the Offer.

A. Change of Election.

As to each of my Eligible Options identified below, I hereby make the election indicated below on the line corresponding to that option to accept or reject the Offer as to that option. (complete the table and check the applicable box(es) for each option subject to this Notice of Change of Election. Refer to the table of your Eligible Options included in Section A of your personalized Election Form and Release Agreement for the date of grant, exercise price and other information on your Eligible Options. If you do not want to change your existing election as to a particular Eligible Option, you do not need to list that option in the table below. We will rely on the last valid election that we receive from you before the Offer deadline):

Eligible Options Subject to this Notice of Change of Election

			No. of Shares			Number of
	Per Share	No. of Shares	Outstanding as			Restricted	New Election to
Date of	Exercise	Originally	of May 26,	Expiration	Exchange	Stock Units	Accept or Reject the
Grant	Price*	Granted	2011	Date	Ratio	Offered	Offer

							☐ Accept	☐ Reject
							☐ Accept	☐ Reject
							☐ Accept	☐ Reject
							☐ Accept	☐ Reject

*	— Please note that options that have an exercise price that is less than the closing price of our common stock on the date the Offer expires will not be exchanged. Please see the Offer Circular for additional information.

As to any Eligible Option not identified above (including as to any Eligible Option identified above as to which I have not indicated an election above to accept or reject the Offer), I hereby confirm my prior election (to accept or reject the Offer, as the case may be) as to that option as set forth on my initial Election Form and as modified by any Notice of Change of Election form(s) I have signed and completed and which have been received by Fuel Tech. If Fuel Tech receives no valid election from me prior to the Offer deadline as to a particular Eligible Option, I will be deemed to have rejected the Offer as to that option.

B. Signature. By signing below, I hereby reaffirm, as though made as of the date hereof, the representations set forth in Section B of the Election Form I previously filed with Fuel Tech and reaffirm my agreement to be bound by the terms of the release and other terms and conditions set forth in Section C of that Election Form with respect to any and all of my Eligible Options I have elected to exchange in the Offer. I understand that any Eligible Options I have not elected to exchange in the Offer will remain outstanding as described in the response to Question 15 in the Offer Circular.

This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

Signature	Print Name	Date

FOR COMPANY USE ONLY
Accepted and Agreed on Behalf of the Company: Fuel Tech, Inc. (To be completed by Fuel Tech after the
Exchange to certify that the Exchange has been completed.)

Signature	Title	Date

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